Exhibit 99.1
Conference Call Transcript
WINS - Q2 2008 SM&A Earnings Conference Call
Event Date/Time: Aug. 07. 2008 / 1:30PM PT

Final Transcript
CORPORATE PARTICIPANTS
Joe Diaz
Lytham Partners — IR
Cathy McCarthy
SM&A — President, CEO
Kevin Reiners
SM&A — EVP, Operations
General Peter Pace
SM&A — President, CEO, Strategic Advisors
Jim Eckstaedt
SM&A — EVP, Finance & CFO
CONFERENCE CALL PARTICIPANTS
George Sutton
Craig-Hallum — Analyst
John Truex
Roth Capital — Analyst

PRESENTATION

Operator
Good afternoon; my name is Brian and I will be your conference operator today. At this time I would like to welcome everyone to the SM&A Q2 2008 financial results conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. (OPERATOR INSTRUCTIONS). At this time I would like to turn the conference over to Joe Diaz with Lytham Partners. Please go ahead, sir.

Joe Diaz - Lytham Partners - IR
Thank you, Brian. And thank all of you for joining us today to review the financial results of SM&A for the second quarter ended June 30, 2008. With us on the call today are Ms. Cathy McCarthy, President and Chief Executive Officer; Mr. Jim Eckstaedt, Executive Vice President of Finance and Chief Financial Officer; Mr. Kevin Reiners, Executive Vice President of Operations; and General Peter Pace, United States Marine Corps retired who is President and CEO of Strategic Advisors.
At the conclusion of today’s prepared remarks we will open the call for a question-and-answer session. If anyone participating on today’s call does not have a full text copy of the release, you can retrieve it off the Company’s website at SMAWINS.com or numerous financial websites on the Internet.
Before we begin with prepared remarks we submit for the record the following statement. Certain statements made during the course of this conference call refer to future actions, strategies or results that involve a number of risks and uncertainties.
Any number of factors could cause actual results to differ materially from expectations including a shift in demand for SM&A’s Strategic Advisors, Competition Management and Program Services businesses; fluctuations in the size, timing and duration of client engagements; delays, cancellations or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems and research and development expenditures; and other risk factors listed in SM&A’s SEC reports including the report on Form 10-K for the year ended December 31, 2007.

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Final Transcript
Actual results may differ materially from those expressed or implied. The Company does not undertake any duty to update forward-looking statements. With that said I would like to turn the call over to Ms. Cathy McCarthy, President and Chief Executive Officer of SM&A. Cathy?

Cathy McCarthy - SM&A - President, CEO
Thank you. Good afternoon, ladies and gentlemen. Today we reported revenues for the second quarter of 2008 of $26 million which were up slightly from the second quarter a year ago, but also the highest revenue of any quarter in our history. We achieved record aerospace and defense revenues; we added 12 new clients and grew our Program Services revenues by 42% compared to the second quarter last year. 25% of the Program Services revenues for the quarter were organic. We also grew Program Services revenues 25% over our previous quarter.
Our Competition Management revenues were down 27% from the second quarter of last year. This is a reflection of the normal scheduling and deployment cycles in this unpredictable area of our business. Although our Competition Management business did not meet our internal expectations this quarter, we continue to be engaged with all of our clients on many of the procurement opportunities that are currently in progress.
It should be noted that the dynamics of the current procurement environment is one of uncertainty due to the upcoming presidential election as well as what actions the new administration will take to address the largest budget deficit in the history of our country. Both of these issues may impact our performance in the next few quarters. However, once the spending priorities of the new administration are revealed we believe a new wave of large federal procurement opportunities will help renew revenue growth in our Competition Management business.
What I want to communicate to our stakeholders today is that with the strategies we have implemented with your support we have created an SM&A growth platform which can manage through periodic changes in our Competition Management market. We know our investors want improving profitability and more visibility and predictability of revenues and we are working to position the Company for both.
Effectively implementing our strategy is a priority to position us for consistent revenue growth in the coming years. Our diversification in markets and in client segmentation and our investment in an expanded portfolio of services specifically targeted to help our clients pursue, win and perform is creating opportunities for us today that were not available a mere 18 months ago.
To be specific, the recruitment of General Pace to lead Strategic Advisors has created the opportunity for SM&A to regain its prominence with clients not just for our Competition Management support but, more importantly, in assisting our clients in their market and portfolio strategies. We have seen a rapid advancement in our ability to participate at the sea level strategy development which is leading to stronger relationships with our most important clients.
Also because of General Pace we have experienced an influx of high-quality achievers — and you can take that to mean some more Marines — and some other high-quality military personnel as well and we thank Pete for that.
Our stated strategy to grow a strong substantial suite of solutions and Program Services through acquisition and development is today paying dividends while our Competition Management business takes a strategic pause. In addition, our transformation to a professional sales team has allowed us to bring our new solutions to market quickly and efficiently.
Our progress in diversifying our markets from aerospace and defense to federal IT has proven to be a natural extension of our clients’ business as today we’re seeing a merging of these markets in our client space. We also believe our stated intention to expand our business into healthcare and other verticals will clearly carry us to a procurement rich environment over the next several decades.
The investment and development of our strategic business intelligence, our organization and our people are now at levels that allow us to leverage our SG&A. This will pay huge dividends as our Competition Management business rebounds and Program Services continues to grow.
All of that being said, we consider our Competition Management business the foundation upon which we will build a more diversified company that features more predictable revenue streams and profitability. We are dedicated to maintaining our leadership in Competition Management and to continue to achieve our 80% win rate.
We have recently added resources to the leadership of our Competition Management business with the appointment of Dana Spears as our Senior Vice President of Competition Management and Dave Folts as President of Capture and Proposal Management. They along with many others are focusing on bringing our Competition Management offerings to a new level of performance for our clients.

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Final Transcript
I would now like to turn the call over to Kevin Reiners who will provide some more detail today about what we see in our traditional markets. Kevin?

Kevin Reiners - SM&A - EVP, Operations
Thanks, Cathy. Let’s see, first I’m going to — I’d like to discuss the Competition Management business, including an assessment of the overall business drivers in this solution area — it’s obviously necessary. I will follow this with a brief discussion on the Program Services business environment.
In summary, we continue to be very pleased with our Competition Management market penetration and with the value of services that we provide to our varied clients, we really do. Based on the volume of new procurements and the types of new procurements the market opportunities are considerably less this year in 2008 than they were in 2007. During the second quarter of this year SM&A generated $10.8 million in Competition Management revenue which represents a 27% decrease from the same quarter in the previous year.
With the anticipation of the pending administration change we’ve paid very close attention to the activities within the federal government throughout this year and anticipated that there would be some things going on. So we need to talk about that some. Regarding the Competition Management market and the environment of the Federal acquisition there have been numerous milestones and events which have shaped the new procurement activities this year. Many of these events are dramatic and many of them are unprecedented. I want to walk you through a few of them; I want to walk you through about six of them, just a short sample list of these events.
Number one, previously mentioned pending administration change and how it has delayed the timely decisions, especially related to large procurements. Sponsorship for these new procurements has been reduced due to the potential of changing policy and in leadership transitions. Some of our key clients have characterized this as the federal government is taking a “strategic pause” as Cathy kind of referred to earlier.
Number two, the Under Secretary of Defense for Acquisition Technology and Logistics has made changes to source selection and acquisition authority within specific programs as well as entire mission areas. These changes have been made due to a growing lack of confidence within original responsibility organizations.
There are failed acquisitions out there and those failures are in the form of unsuccessful system implementations, program terminations and significant cost and schedule overruns and those are the basic reasons for the lack of confidence and the resulting removal of acquisition authority. Overall these changes have caused delays to decision-making and of new acquisition schedules.
Number three, recent resignations that have been high profile within the Air Force of General Moseley and Mike Wynne have slowed key decisions within the Air Force. General Schwartz and Mike Donley who replaced Moseley and Wynne have considerably different backgrounds and their predecessors and inherit a situation which requires immediate attention. These items have taken attention away from new acquisition progress.
Number four, the new national Defense strategy issued by Defense Secretary Robert Gates and was approved last month. This strategy is a considerable departure from previous defense strategies and comes at a very unusual time, immediately prior to the end of an administration change. Strategy calls for the military to master an “irregular warfare” rather than focusing on conventional conflicts. This changing strategy will contribute to be uncertainty about new acquisitions, it really will.
Number five, as is ordinarily the case, there was a large amount of new procurements during the third year of the administration, third year being last year, 2007. This is common practice of the activities that people in decision-making and sponsorship feeling an obligation to get it in place by year three because year four not much actually gets done.
And then lastly, number six, the continued activities that everybody is well aware of with the global war on terrorism has continued to drive acquisition towards tactical replacement rather than new system development.
This set of events have resulted in a significant drop in the amount of request for proposals from the federal government, especially as compared to 2007. Additionally, those procurements that are coming out, the types of proposals have been considerably less in instant contract value, so that the actual jobs that are getting let are actually smaller. These smaller value proposals have translated into smaller proposal teams for SM&A.

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Final Transcript
Again, we’re pleased with the level of penetration we’ve achieved in this changing market environment and, as had been the case for 20 plus years at SM&A, the Competition Management market has periodic variations and we’re in one of them right now.
Regarding the future of Competition Management and the market that supports it, we anticipate that SM&A will experience a continued slowness through 2008 and anticipate an increased level of activity by mid-2009 after the new administration is appointed and acclimated.
Shifting gears a little bit, two years ago, as Cathy kind of alluded to, SM&A implemented a strategy to more formally build and deliver Program Services capability to better serve its clients and to protect the revenue swings created by the variability of the Competition Management market. Today we’re enjoying the benefits of having implemented this strategy. Program Services contributed $15.2 million in revenue in the second quarter which is an all-time high.
Overall the Program Services area is experiencing consistent growth in all areas, in the program management and the system engineering elements and in the business operation elements that we talked about last quarter. Our clients have responded positively to Program Services offerings, the integration of Program Planning, Inc. and the Performance Management Associates, the two recent acquisitions that we’ve had continues to be very successful.
In summary, Program Services continues to provide constant revenue growth at historic SM&A profit levels. Cathy, back to you.

Cathy McCarthy - SM&A - President, CEO
Thanks, Kevin. We believe it’s important for our investors to clearly understand the dynamics and changes in our market. However, it is not our job to be a victim of these changes, but to be prepared and have the ability to adjust the focus and the resources of our organization to navigate through our markets and to produce acceptable levels of revenue growth and profitability.
In this regard I believe we are well ahead of the curve as we already have in place a diversification plan to continue expanding our market and client focus and the increasing breadth of our solutions around the client project lifecycle of pursue, win and perform.
As Kevin discussed, the current events shaping new procurement activity makes it easy to see that the proper focus of our entire organization and our highly skilled account executive resources will be necessary to navigate the coming quarters to produce the results that you expect from us.
I have recently asked Mark Werny, our Senior Vice President of Sales, for our non-aerospace and defense markets to step up to a higher level leadership role and manage our sales team for the remainder of 2008. Mark brings a wealth of experience in sales and marketing and sales leadership and we are fortunate to have Mark fill this role with his extensive knowledge of our business having helped us build our non-aerospace and defense business over the last four years.
Lastly, we just returned from the Farnborough air show which is the Aerospace & Defense annual industry event in Europe. SM&A Strategic Advisors was well received at this event and we are making tremendous progress in developing strong strategic relationships with some of our most important clients. I would like to ask General Pace, who is on the line with me, to comment not only on the events last month, but also on the progress of Strategic Advisors and SM&A. Pete?

General Peter Pace - SM&A - CEO, Strategic Advisors
Cathy, thanks very much. I think that the Farnborough air show was a big success for SM&A. We literally had our senior leaders talking with the senior leadership of all the companies, both domestic and international, that we seek to do business with. I’ve had many phone calls, a couple of letters from folks we were with over there who appreciated the approach SM&A is taking not only to pursuing core competencies of Competition Management but also all that Kevin talked about with regard to Program Services.
We walked away from there and have come back and have already received from two of our domestic partners, one has already hired more of our folks, another sent me a letter asking for more details, wanting me to come back and sit down with him and talk about one of the proposals I put on the table about something that the country is going to need four or five years from now.
In addition, one of the major European defense contractors has asked that I help them walk through their vision and where they’re going to be taking their company over the next five or six years. So from my viewpoint, having not been to one of these air shows before, the reception of our

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Final Transcript
senior leadership, the response to our approach to reaching out to those companies to help them and their subsequent reaching out to us, to me shows that Farnborough was a big success for SM&A.
Our strategic advisors, specifically myself, in in-house mode in helping Cathy and Kevin work through where we are, where we’re going and how we are going to get there and what Cathy has mentioned about the pursue, win and perform, in that regard I feel that I have been able to participate fully and [effectually] inside the Company to help us craft out where we want to be over the next five, 10 years.
In addition, on virtually a weekly basis I’m in contact with senior leadership of our most important partners here in the United States and I am sitting around their conference tables with them and their senior leaders, talking about where they are, where they need to be going. I’m helping them see around corners and helping them see potential business for themselves and in the process making sure that they understand that we are available to help them should they choose to pursue, win and perform on the things that are most important to them.
So in every area that Strategic Advisors has been involved with in the last several months, I’m pleased with our progress but certainly not satisfied. We need to continue to push because there’s great opportunity out there. Cathy, thanks.

Cathy McCarthy - SM&A - President, CEO
Thank you, Pete. I can tell you that in addition to increasing the quality of our strategic offerings to our clients, the addition of Strategic Advisors has really enhanced our pipeline for the remainder of this year and I know will continue to help build our business in 2009 and beyond. Let me now turn the call over to Jim Eckstaedt for a review of our financial results and guidance. Jim?

Jim Eckstaedt - SM&A - EVP, Finance & CFO
Thank you, Cathy, and good afternoon, everyone. Let me begin with a review of our financial performance for the second quarter of 2008 and I will wrap up my comments with an update of our guidance for full year 2008. For the second quarter of 2008 we reported record revenues of $26 million, an increase of 2% compared to the second quarter of 2007. Revenues from our Program Services business were at $15.2 million or 58% of total revenues, while our Competition Management revenues were $10.8 million or 42% of total revenues.
Revenues from Program Services totaled $15.2 million, an increase of 42% compared with $10.7 million in the second quarter of 2007. Revenues from PPI are now considered fully integrated and organic. Revenues from PMA, which we acquired in September 2007, contributed a total of $1.8 million during the second quarter, all of which is considered non-organic. Program Services’ organic revenue growth was 25% for the quarter.
Revenues for the quarter in Program Services were derived from 100 projects equating to $152,000 per project. This compares to 64 projects during the quarter a year ago. The $152,000 per project during the quarter compared to $167,000 per project in the second quarter of 2007. Program Service revenues represented 58% of total revenues for the quarter compared with 42% of total revenues in the prior year.
The shift in revenues from Competition Management to Program Services as an increasingly larger percent of our overall revenue is in line with our strategic plan of diversifying our offering in the much larger Program Services area to offset the traditionally unpredicted Competition Management business. This is the first quarter where Program Service revenues exceeded Competition Management revenue.
The revenues for our Competition Management business were $10.8 million compared with $14.9 million in the comparable quarter last year. Revenues for the quarter in Competition Management were derived from 83 proposals equating to $133,000 per proposal compared to 96 proposals during the second quarter of 2007 where we averaged $155,000 per proposal. Competition Management revenues represented 42% of total revenues for the quarter compared with 58% of total revenue in the prior year.
Revenue by market vertical showed Aerospace & Defense clients contributing $21 million or 81% of total revenues, the highest level of A&D revenues in the history of SM&A while non-A&D contributed 19% or $5 million in revenue. This compares to 78% A&D, 22% non-A&D breakdown during the second quarter of 2007.
During the quarter our top five clients accounted for 72% of total revenue compared with 68% a year ago. Our gross margin was 39.6% versus 38.7% a year ago and 38.3% in the first quarter of 2008. The increase in gross margin is primarily attributable to controlling billing rates and indirect costs associated with certain projects. SG&A expenses were $8.6 million in the quarter. Included in SG&A expense was $733,000 related to earnout expense for one of the acquired businesses.

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Final Transcript
Program Service revenue has increased from the first quarter of 2008 to a level that qualifies for 100% or $3.1 million of the allowable earnout in fiscal 2008. In accordance with Generally Accepted Accounting Principles we are recording the expense over fiscal 2008. Average headcount deployed during the quarter was 256, turnover was 10.3% and additionally the number of account executives is 13.
Stock-based compensation expense totaled $435,000 compared with $448,000 in the comparable quarter last year. Additionally, costs incurred with the recent proxy contest were $820,000 in the quarter bringing total proxy expenses to date to $878,000. Excluding the aforementioned expenses, non-GAAP operating SG&A expenses were $6.6 million or 25.2% of second-quarter 2008 revenue compared to 25.2% on an operating basis in the second quarter of 2007. On an adjusted basis EPS, on a fully diluted basis excluding cost incurred for the earnout and proxy cost, non-GAAP fully diluted EPS is $0.10. A reconciliation was provided in our press release issued earlier today.
Second-quarter net income was $1 million or $0.05 per diluted share compared with $2 million or $0.11 per diluted share in the prior year. During the quarter the Company purchased 413,036 shares of its stock in the open market at a total cost of $2.1 million or an average price of $4.97 per share. The Company purchased close to the daily maximum volume limit under SEC rules during the quarter. We continue to have approximately 2.7 million remaining in the share repurchase authorization. Furthermore, the Board of Directors are committed to effectively deploying cash.
Turning to the balance sheet, cash and investments at the end of June totaled $9 million. Accounts receivable were $24.1 million, DSOs were 84 days compared to 88 days at the end of the second quarter in 2007. The high DSOs are due to billing cycles for certain customers and slow payments from certain customers. However, payments from slow payers have been received since the end of the quarter.
Capital expenditures in the quarter were approximately $223,000, cash used during the quarter included $2.1 million for the repurchase of shares of SM&A. Cash generated from operations during the quarter was $436,000 and there was no outstanding debt.
Turning to guidance, the Company believes that the slowdown in federal procurement opportunities and the current delay in awards will impact revenue growth for the balance of 2008. The Company expects revenue growth for full-year 2008 in the range of 5% to 6.5%.
The Company anticipates GAAP earnings per share for full year 2008 to be between $0.25 and $0.27 per share. The change in earnings guidance is attributable to incremental earnout expenses, incremental expenses related to the proxy contest as well as a decrease in revenue expectations. Excluding proxy cost and earnout expense adjusted non-GAAP EPS is anticipated to be between $0.37 and $0.39 for the year.
Gross margin is expected to be approximately 39% to 40% for the year, the full-year impact of the earnout expense related to the PPI acquisition is estimated to be approximately $3.1 million or $0.09 a share. In fiscal 2009 the earnout expense is expected to be $1.8 million. Excluding the full effect for the additional earnout expense stock-based compensation and proxy contest cost, operating SG&A is estimated to be approximately 27% of revenue. I will now turn the call back to Cathy.

Cathy McCarthy - SM&A - President, CEO
Thanks, Jim. Before we open the call for questions I’d like to update you on our Board of Directors. We are pleased with the progress being made in nominating and electing two new independent outside directors to the SM&A Board of Directors. As in accordance with the [standstill] agreement we entered into at the conclusion of the recent proxy contest. We have requested an extension to complete this process and have received an extension to September 30, 2008. That concludes our prepared remarks and I would now like to open the call for your questions. Operator?
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS). George Sutton, Craig-Hallum.

George Sutton - Craig-Hallum - Analyst

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Final Transcript
I wanted to specifically ask Kevin a question related to some of the reasons for the difficult Competition Management. You had mentioned the Defense acquisition strategy which I have read and the change to the source selection which I’ve seen. My sense in those cases were it should create more opportunity for you because it really required a lot more of the vendors to submit proposals. Am I incorrect in thinking that?

Kevin Reiners - SM&A - EVP, Operations
No, I actually like your thinking. The change of the strategy in our mind is A-OK. The problem now we have is with the change of the administration and the uncertainty and the lack of sponsorship for the activities. So it’s interesting the timeliness of the new strategy and I think once the new administration gets in place and people feel confident with sponsorship the decisions will be made. And I think that what you said is exactly right, that we will benefit by having those differences.

George Sutton - Craig-Hallum - Analyst
If I look back at prior election cycles, I remember in ‘04 when Bush was very close to losing his position there wasn’t a lot of activity then. I don’t remember the prior situation. Can you walk through what you had seen in past cycles like this?

Kevin Reiners - SM&A - EVP, Operations
We went back quite a ways to previous not only election years but also administration changes and with the long amount of time that obviously Clinton and Bush were in office there hasn’t been that many administration changes as there has been presidential elections and some of the data that you get back there pretty far is hard to translate into today’s terms.
The amount of RFPs that we saw fluctuated some in those years of change, but really it was the size and magnitude of the large platform procurements that was really the big difference, number one. And then as we have talked about this to some degree recently and General Pace would comment that in that year four when the change is going to occur regardless of whether it’s going to change the administration or not, the activity truly slows down and we tend to see that every time.

George Sutton - Craig-Hallum - Analyst
And you’re confident this is not a share loss situation, this is simply a market situation?

Kevin Reiners - SM&A - EVP, Operations
Well, there’s been consistently in these types of events. And in fact I have — it’s interesting, I have some of my long-term associates that have been with SM&A for a long period of time are calling me as early as a year ago saying, hey, Kevin, you’re going to walk into a flat spot here and you’ve got to watch for it with this election coming up. And it turns out that they were right and it turns out that after the new administration gets in place, the new sponsorship gets in place that it becomes very robust for SM&A traditionally in year one of an administration and in year three.

George Sutton - Craig-Hallum - Analyst
Lastly for Cathy. You mentioned the transition to a professional sales team. I’m not exactly sure what you meant by that statement and how you may be going to market differently with this kind of an issue?

Cathy McCarthy - SM&A - President, CEO
In my comment about transitioning to a professional sales team was certainly something that happened back in 2005 and was completed for the Company I would say in 2006 and was substantially responsible for some of the growth that we saw in 2007, although a lot of that was acquisition driven as well as new solution development.

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Final Transcript
But historically, before the 2005-’06 time frame we had the sales team that was basically — you delivered what you sold. So it was on lot of professionals who had grown up in the Competition Management business who were also selling to their client and then in some cases actually delivering it. And we believe that we had to transition the Company if we were going to support the kind of growth that we wanted to generate with more of a professional sales approach.
So during ‘05 and ‘06 we made a lot of investments in our sales team and we had almost a complete turnover of that team leading into 2007. I believe that here in 2008 those steps in moving us in that direction is boding us well, not only because we can focus and adjust those folks based upon the changing market, but I think our 42% increase in the Program Services revenues to a large part is through their participation in selling those new services and their acceptance of those services and rapidly getting out there and marketing them to their clients.

George Sutton - Craig-Hallum - Analyst
I understand. Thank you.

Operator
(OPERATOR INSTRUCTIONS).

Cathy McCarthy - SM&A - President, CEO
Okay, well we don’t have anyone else —.

Operator
We do have a question from the line of John Truex with Roth Capital.

John Truex - Roth Capital - Analyst
Good afternoon everyone. This is John Truex with Roth Capital. I just had a couple of housekeeping questions for Jim. Can you give me the DSOs again, I missed that?

Jim Eckstaedt - SM&A - EVP, Finance & CFO
84 days this year compared to 88.

John Truex - Roth Capital - Analyst
Okay. And what’s your expected share count for the full year?

Jim Eckstaedt - SM&A - EVP, Finance & CFO
About 19,100,000.

John Truex - Roth Capital - Analyst
Okay. And did you give an expected tax rate?

Jim Eckstaedt - SM&A - EVP, Finance & CFO

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Final Transcript
We did not, but the guidance that we had given before would be in the 42% range.

John Truex - Roth Capital - Analyst
Okay, thank you for taking my questions.

Operator
There are no further questions at this time.

Cathy McCarthy - SM&A - President, CEO
That’s all. Before we close I’d like to thank all of our SM&A leaders in sales, product development, operations and the operations staff support, and especially our leaders in the field. They make a difference for our clients each day they support some part of the client’s project lifecycle of pursuing, winning and performing. You all make a difference to all of our stakeholders and we appreciate it.
On behalf of the entire SM&A team I would truly like to again thank our investors for their participation in today’s call and their continuing investment in SM&A and we look forward to talking to you again soon and I thank you very much.

Operator
Ladies and gentlemen, this does conclude today’s SM&A Q2 2008 financial results conference call. You may now disconnect.

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